Exhibit 3.3

GRAMERCY PROPERTY TRUST
ARTICLES OF AMENDMENT

Gramercy Property Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article VI, Section 6.1 of the declaration of trust of the Trust (the “Declaration of Trust”) is hereby amended in its entirety to read as follows:

Section 6.1. Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue a total of 500,000,000 shares of beneficial interest, of which 490,000,000 shares are designated as common shares, $0.01 par value per share (“Common Shares”), and 10,000,000 shares are designated as preferred shares, $0.01 par value per share (“Preferred Shares”). If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board of Trustees and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.
SECOND: The amendment to the Declaration of Trust as set forth in Article FIRST has been duly approved by at least a majority of the entire Board of Trustees as required by the Maryland REIT Law. The amendment set forth in Article FIRST is limited to a change expressly authorized by Section 8-203(a)(8) of the Maryland REIT Law and Article VI, Section 6.1 of the Declaration of Trust to be made without action by the shareholders of the Trust.

THIRD: Prior to the effectiveness of these Articles of Amendment, the Trust had authority to issue 1,000,000,000 shares of beneficial interest, $0.01 par value per share, consisting of 990,000,000 common shares of beneficial interest, $0.01 par value per share, and 10,000,000 preferred shares of beneficial interest, $0.01 par value per share. Upon effectiveness of these Articles of Amendment, the Trust will have authority to issue 500,000,000 shares of beneficial interest, $0.01 par value per share, consisting of 490,000,000 common shares of beneficial interest, $0.01 par value per share, and 10,000,000 preferred shares of beneficial interest, $0.01 par value per share.
FOURTH: Prior to the effectiveness of these Articles of Amendment, the aggregate par value of all authorized shares was $10,000,000. Upon effectiveness of these Articles of Amendment, the aggregate par value of all authorized shares will be $5,000,000.

FIFTH: The amendment to the Declaration of Trust as set forth above does not increase the authorized shares of the Trust.

SIXTH: These Articles of Amendment shall become effective at 5:02 p.m. Eastern time on December 30, 2016 (the “Effective Time”).
SEVENTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Chief Financial Officer on this 30th day of December, 2016.

	ATTEST:		GRAMERCY PROPERTY TRUST

	/s/ Jon W. Clark	By:	/s/ Benjamin P. Harris (SEAL)
Name:	Jon W. Clark	Name:	Benjamin P. Harris
Title:	Chief Financial Officer	Title:	President

[Signature Page to Share Decrease Amendment]